Exhibit 99.1

News Release

2 North Riverside Plaza, Suite 1250 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

For Release: August 29, 2008	Contact: Kevin Bagby (800) 458-2235

FreightCar America, Inc. Names New Head of Marketing and Sales

FreightCar America, Inc. (NASDAQ:RAIL) announced today that Theodore W. Baun has been named Senior Vice President, Marketing and Sales, and will succeed Edward J. Whalen upon Mr. Whalen’s retirement. Mr. Baun will serve as a key member of FreightCar America’s leadership team and will be based at the Company’s Chicago, Illinois, headquarters.

Mr. Whalen first joined the Company in 1991. He will retire effective September 1, 2008. Chris Ragot, the Company’s President and Chief Executive Officer, commented, “Ed Whalen’s achievements over a 40-year career in the industry are countless. In addition to being a strong leader in our company, he has been one of the most respected figures in the rail industry. Ed has been at the core of guiding our company not only through many changes and difficult market cycles, but also to tremendous levels of growth and success that would not have been possible without his efforts. He has our heartfelt thanks and our very best wishes upon his retirement.”

Mr. Baun first joined FreightCar America in 1994 and has held roles of increasing responsibility in operations, marketing and sales. From 2003 to 2005, he was Director of Sales at Mitsui Rail Capital, after which he returned to FreightCar America. He has been the leader of the Company’s sales team since November 2007. Mr. Baun holds a B.A. in business economics from the University of Pittsburgh and an M.B.A. from the graduate school of business at that university. Mr. Ragot commented, “We are extremely pleased that Ted is succeeding Ed Whalen in this very important position. In his new role, Ted will report directly to me and will have a significant hand in shaping the strategic direction of the Company.”

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will,” “may,” “estimate,” “anticipate,” “expect,” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

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